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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 7)


                               Ingram Micro Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                     Class A Common Stock, par value $0.01
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  457153 10 4
-------------------------------------------------------------------------------
                                 (CUSIP Number)




                                  Page 1 of 33
                            Exhibit Index on Page 30

CUSIP NO. 457153 10 4                   13G                        Page 2 of 33

1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Martha R. Ingram

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                               5.    SOLE VOTING POWER

                                     12,107,061

                               6.    SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                   19,115,154
BY EACH REPORTING
PERSON WITH                    7.    SOLE DISPOSITIVE POWER

                                     12,107,061

                               8.    SHARED DISPOSITIVE POWER

                                     19,115,154

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          31,222,215

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          20.5%

12.  TYPE OF REPORTING PERSON

          IN

CUSIP NO. 457153 10 4                   13G                        Page 3 of 33

1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Orrin H. Ingram, II

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                               5.    SOLE VOTING POWER

                                     2,048,513

                               6.    SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                   20,830,490
BY EACH REPORTING
PERSON WITH                    7.    SOLE DISPOSITIVE POWER

                                     2,048,513

                               8.    SHARED DISPOSITIVE POWER

                                     20,830,490

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          22,879,003

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          15.1%

12.  TYPE OF REPORTING PERSON

          IN

CUSIP NO. 457153 10 4                   13G                        Page 4 of 33

1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          John R. Ingram

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                               5.    SOLE VOTING POWER

                                     1,489,733

                               6.    SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                   20,830,490
BY EACH REPORTING
PERSON WITH                    7.    SOLE DISPOSITIVE POWER

                                     1,489,733

                               8.    SHARED DISPOSITIVE POWER

                                     20,830,490

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          22,320,223

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          14.7%

12.  TYPE OF REPORTING PERSON

          IN

CUSIP NO. 457153 10 4                   13G                        Page 5 of 33

1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          QTIP Marital Trust Created Under the E. Bronson Ingram Revocable Trust Agreement Dated January 4, 1995

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Tennessee

                               5.    SOLE VOTING POWER

                                     19,099,259

                               6.    SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                   -0-
BY EACH REPORTING
PERSON WITH                    7.    SOLE DISPOSITIVE POWER

                                     19,099,259

                               8.    SHARED DISPOSITIVE POWER

                                     -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          19,099,259

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.6%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 6 of 33

1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          E. Bronson Ingram 1995 Charitable Remainder 5% Unitrust

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Tennessee

                               5.    SOLE VOTING POWER

                                     814,817

                               6.    SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                   -0-
BY EACH REPORTING
PERSON WITH                    7.    SOLE DISPOSITIVE POWER

                                     814,817

                               8.    SHARED DISPOSITIVE POWER

                                     -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          814,817

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.5%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 7 of 33

1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Martha and Bronson Ingram Foundation

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Tennessee

                               5.    SOLE VOTING POWER

                                     15,895

                               6.    SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                   -0-
BY EACH REPORTING
PERSON WITH                    7.    SOLE DISPOSITIVE POWER

                                     15,895

                               8.    SHARED DISPOSITIVE POWER

                                     -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          15,895

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 8 of 33

1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          E. Bronson Ingram 1994 Charitable Lead Annuity Trust

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Tennessee

                               5.    SOLE VOTING POWER

                                     1,715,336

                               6.    SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                   -0-
BY EACH REPORTING
PERSON WITH                    7.    SOLE DISPOSITIVE POWER

                                     1,715,336

                               8.    SHARED DISPOSITIVE POWER

                                     -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,715,336

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.1%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 9 of 33

1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Trust for Orrin Henry Ingram, II, Under Agreement with Hortense B. Ingram Dated December 22, 1975

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota

                               5.    SOLE VOTING POWER

                                     75,916

                               6.    SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                   -0-
BY EACH REPORTING
PERSON WITH                    7.    SOLE DISPOSITIVE POWER

                                     75,916

                               8.    SHARED DISPOSITIVE POWER

                                     -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          75,916

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 10 of 33

1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Orrin H. Ingram Irrevocable Trust Dated July 9, 1992

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota

                               5.    SOLE VOTING POWER

                                     71,007

                               6.    SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                   -0-
BY EACH REPORTING
PERSON WITH                    7.    SOLE DISPOSITIVE POWER

                                     71,007

                               8.    SHARED DISPOSITIVE POWER

                                     -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          71,007

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 11 of 33

1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Trust for the Benefit of Orrin H. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          South Carolina

                               5.    SOLE VOTING POWER

                                     6,892

                               6.    SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                   -0-
BY EACH REPORTING
PERSON WITH                    7.    SOLE DISPOSITIVE POWER

                                     6,892

                               8.    SHARED DISPOSITIVE POWER

                                     -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,892

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 12 of 33

1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Orrin and Sara Ingram Family 1997 Generation Skipping Trust

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Tennessee

                               5.    SOLE VOTING POWER

                                     35,000

                               6.    SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                   -0-
BY EACH REPORTING
PERSON WITH                    7.    SOLE DISPOSITIVE POWER

                                     35,000

                               8.    SHARED DISPOSITIVE POWER

                                     -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          35,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 13 of 33

1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Trust for John Rivers Ingram, Under Agreement with Hortense B. Ingram Dated December 22, 1975

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota

                               5.    SOLE VOTING POWER

                                     75,916

                               6.    SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                   -0-
BY EACH REPORTING
PERSON WITH                    7.    SOLE DISPOSITIVE POWER

                                     75,916

                               8.    SHARED DISPOSITIVE POWER

                                     -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          75,916

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 14 of 33

1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The John R. Ingram Irrevocable Trust Dated July 9, 1992

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota

                               5.    SOLE VOTING POWER

                                     71,007

                               6.    SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                   -0-
BY EACH REPORTING
PERSON WITH                    7.    SOLE DISPOSITIVE POWER

                                     71,007

                               8.    SHARED DISPOSITIVE POWER

                                     -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          71,007

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 15 of 33

1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Trust for the Benefit of John R. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          South Carolina

                               5.    SOLE VOTING POWER

                                     6,892

                               6.    SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                   -0-
BY EACH REPORTING
PERSON WITH                    7.    SOLE DISPOSITIVE POWER

                                     6,892

                               8.    SHARED DISPOSITIVE POWER

                                     -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,892

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 16 of 33

1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The John and Stephanie Ingram Family 1996 Generation Skipping Trust

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Tennessee

                               5.    SOLE VOTING POWER

                                     31,497

                               6.    SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                   -0-
BY EACH REPORTING
PERSON WITH                    7.    SOLE DISPOSITIVE POWER

                                     31,497

                               8.    SHARED DISPOSITIVE POWER

                                     -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          31,497

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 17 of 33

1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The John Rivers Ingram Annuity Trust 2002

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Tennessee

                               5.    SOLE VOTING POWER

                                     323,760

                               6.    SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                   -0-
BY EACH REPORTING
PERSON WITH                    7.    SOLE DISPOSITIVE POWER

                                     323,760

                               8.    SHARED DISPOSITIVE POWER

                                     -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          323,760

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.2%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 18 of 33

1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The John Rivers Ingram Annuity Trust 2003

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Tennessee

                               5.    SOLE VOTING POWER

                                     307,702

                               6.    SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                   -0-
BY EACH REPORTING
PERSON WITH                    7.    SOLE DISPOSITIVE POWER

                                     307,702

                               8.    SHARED DISPOSITIVE POWER

                                     -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          307,702

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.2%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 19 of 33

1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          SunTrust Bank, Atlanta

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Georgia

                               5.    SOLE VOTING POWER

                                     151,832

                               6.    SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                   222,295
BY EACH REPORTING
PERSON WITH                    7.    SOLE DISPOSITIVE POWER

                                     151,832

                               8.    SHARED DISPOSITIVE POWER

                                     222,295

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          374,127

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.2%

12.  TYPE OF REPORTING PERSON

          BK

CUSIP NO. 457153 10 4                   13G                        Page 20 of 33

1(a). Name of Issuer:

         Ingram Micro Inc. (the "Company")

Item 1(b). Address of Issuer's Principal Executive Offices:

         1600 E. St. Andrew Place
         Santa Ana, CA 92705

Item 2(a). Name of Person Filing:

         Martha R. Ingram

         Orrin H. Ingram, II

         John R. Ingram

         QTIP Marital Trust Created Under the E. Bronson Ingram Revocable Trust Agreement Dated January 4, 1995 ("QTIP Trust")

         E. Bronson Ingram 1995 Charitable Remainder 5% Unitrust ("Charitable Remainder")

         Martha and Bronson Ingram Foundation ("Foundation")

         E. Bronson Ingram 1994 Charitable Lead Annuity Trust ("Charitable
         Lead")

         Trust for Orrin Henry Ingram, II, Under Agreement with Hortense B. Ingram Dated December 22, 1975 ("OHI '75 Trust")

         The Orrin H. Ingram Irrevocable Trust Dated July 9, 1992 ("OHI '92 Trust")

         Trust for the Benefit of Orrin H. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended ("OHI '82 Trust")

         The Orrin and Sara Ingram Family 1997 Generation Skipping Trust ("OHI Family '97 Trust")

         Trust for John Rivers Ingram, Under Agreement with Hortense B. Ingram Dated December 22, 1975 ("JRI '75 Trust")

         The John R. Ingram Irrevocable Trust Dated July 9, 1992 ("JRI '92
         Trust")

CUSIP NO. 457153 10 4                   13G                        Page 21 of 33


         Trust for the Benefit of John R. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended ("JRI '82 Trust")

         The John and Stephanie Ingram Family 1996 Generation Skipping Trust ("JRI Family Trust")

         The John Rivers Ingram Annuity Trust 2002 ("JRI '02 Trust")

         The John Rivers Ingram Annuity Trust 2003 ("JRI '03 Trust")

         SunTrust Bank, Atlanta ("SunTrust")

         In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information contained herein concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b). Address of Principal Business Office or, if None, Residence:

         The business address of each of Martha R. Ingram, Orrin H. Ingram, II and John R. Ingram is c/o Ingram Industries Inc., One Belle Meade Place, 4400 Harding Road, Nashville, TN 37205.

         The address of QTIP Trust, Foundation and Charitable Lead is c/o Ingram Industries Inc., One Belle Meade Place, 4400 Harding Road, Nashville, TN 37205.

         The address of Charitable Remainder is c/o Martha R. Ingram, Ingram Industries, One Belle Meade Place, 4400 Harding Road, Nashville, TN 37205.

         The address of each of OHI '75 Trust and JRI '75 Trust is c/o SunTrust Bank, Atlanta, Attn: Thomas A. Shanks, Jr., Trust Company Tower, 25 Park Place, 2nd Floor, Atlanta, GA 30303.

         The address of each of OHI '92 Trust, OHI '82 Trust, OHI Family '97 Trust, JRI '92 Trust, JRI '82 Trust, JRI Family Trust, JRI '02 Trust and JRI '03 Trust is c/o William S. Jones, Ingram Industries Inc., 4400 Harding Road, Nashville, TN 37205.

         The address of SunTrust is Trust Company Tower, 25 Park Place, NE, Atlanta, GA 30303.

CUSIP NO. 457153 10 4                   13G                        Page 22 of 33

Item 2(c). Citizenship:

         Each of the persons filing this statement is a United States citizen, corporation or limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States.

Item 2(d). Title of Class of Securities:

         Class A Common Stock, par value $0.01 per share

Item 2(e). CUSIP Number:

         457153 10 4

Item 3. Type of Reporting Person:

         N/A

CUSIP NO. 457153 10 4                   13G                        Page 23 of 33


Item 4. Ownership.

         (a), (b) and (c)

         The entities named in Exhibit 1 (excluding SunTrust) (the "Shareholders") and the Company have entered into or agreed to be bound by a Board Representation Agreement (as amended, the "Agreement") dated as of November 6, 1996. Except as described in footnote (7) below, all of the shares of Class A Common Stock, par value $0.01 per share (the "Common Stock") covered by this statement are subject to the Agreement, which requires (i) the Shareholders to vote for certain directors of the Company and (ii) a majority of the Shareholders to approve certain corporate transactions. The parties to the Agreement (other than the Company) and certain trustees of certain Shareholders are filing this Schedule 13G jointly.

         Pursuant to Amendment No. 2 to Board Representation Agreement dated March 12, 2002, the following persons are no longer parties to the
         Agreement:

                  David B. Ingram
                  Robin B. Ingram Patton
                  Ingram Charitable Fund, Inc.
                  Trust for Orrin Henry Ingram, II, Under Agreement with E. Bronson Ingram Dated October 27, 1967
                  Trust for Orrin Henry Ingram, II, Under Agreement with E. Bronson Ingram Dated June 14, 1968
                  Trust for John Rivers Ingram, Under Agreement with E. Bronson Ingram Dated October 27, 1967
                  Trust for John Rivers Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968
                  Trust for David B. Ingram, Under Agreement with E. Bronson Ingram Dated October 27, 1967
                  Trust for David B. Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968
                  Trust for David B. Ingram, Under Agreement with Hortense E. Ingram Dated December 22, 1975
                  The David B. Ingram Irrevocable Trust Dated July 9, 1992 Trust for the Benefit of David B. Ingram Established by Martha R. Rivers Under Agreement of
                  Trust Originally Dated April 30, 1982, as Amended

CUSIP NO. 457153 10 4                   13G                        Page 24 of 33


                  David and Sarah Ingram Family 1996 Generation Skipping Trust The David Bronson Ingram Annuity Trust 2000
                  The David Bronson Ingram Annuity Trust 2001
                  The David Bronson Ingram Annuity Trust No. 2 2001
                  Trust for Robin Bigelow Ingram, Under Agreement with E. Bronson Ingram Dated October 27, 1967
                  Trust for Robin Bigelow Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968
                  Trust for Robin Bigelow Ingram, Under Agreement with Hortense
                  B. Ingram Dated December 22, 1975
                  The Robin Ingram Patton Irrevocable Trust Dated July 9, 1992 Trust for the Benefit of Robin B. Ingram Established by Martha R. Rivers Under Agreement of
                  Trust Originally Dated April 30, 1982, as Amended
                  Wilson Rivers Patton/Minor's Trust
                  Reid Ingram Patton/Minor's Trust
                  Crawford Bronson Patton/Minor's Trust


         The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such person's name in the table below. Based on information provided by the Company, as of December 31, 2003, there were outstanding 151,961,079 shares of Common Stock. Each share of Common Stock entitles the holder to one vote on each matter submitted to a vote of the Company's stockholders, including the election of directors. The table below indicates the beneficial ownership of Common Stock as of December 31, 2003 of the persons filing this statement. Pursuant to Rule 13d-3 promulgated under the Exchange Act, certain securities convertible into, or exchangeable for, shares of Common Stock, may be deemed to be shares of Common Stock for purposes of determining beneficial ownership. See footnote (2) below.

         -----------------------------------------------------------------------
                                  Beneficial Ownership at   % of Common Stock at
                                      12/31/03 (1) (2)          12/31/03 (2)
         -----------------------------------------------------------------------
         Martha R. Ingram           31,222,215 (3) (4)                    20.5%
         -----------------------------------------------------------------------
         Orrin H. Ingram, II        22,879,003 (4) (5)                    15.1%
         -----------------------------------------------------------------------

CUSIP NO. 457153 10 4                   13G                        Page 25 of 33

        ------------------------------------------------------------------------
                                  Beneficial Ownership at   % of Common Stock at
                                      12/31/03 (1) (2)          12/31/03 (2)
         -----------------------------------------------------------------------
         John R. Ingram             22,320,223 (4) (6)                    14.7%
         -----------------------------------------------------------------------
         QTIP Trust                 19,099,259                            12.6%
         -----------------------------------------------------------------------
         Charitable Remainder          814,817                             0.5%
         -----------------------------------------------------------------------
         Foundation                     15,895                             0.0%
         -----------------------------------------------------------------------
         Charitable Lead             1,715,336                             1.1%
         -----------------------------------------------------------------------
         OHI '75 Trust                  75,916                             0.0%
         -----------------------------------------------------------------------
         OHI '92 Trust                  71,007                             0.0%
         -----------------------------------------------------------------------
         OHI '82 Trust                   6,892                             0.0%
         -----------------------------------------------------------------------
         OHI Family '97 Trust           35,000                             0.0%
         -----------------------------------------------------------------------
         JRI '75 Trust                  75,916                             0.0%
         -----------------------------------------------------------------------
         JRI '92 Trust                  71,007                             0.0%
         -----------------------------------------------------------------------
         JRI '82 Trust                   6,892                             0.0%
         -----------------------------------------------------------------------
         JRI Family Trust               31,497                             0.0%
         -----------------------------------------------------------------------
         JRI '02 Trust                 323,760                             0.2%
         -----------------------------------------------------------------------
         JRI '03 Trust                 307,702                             0.2%
         -----------------------------------------------------------------------
         SunTrust                      374,127 (7)                         0.2%
         -----------------------------------------------------------------------


         (1) Each person has sole voting and dispositive power with respect to the shares shown as beneficially owned, except as indicated below.

         (2) Pursuant to Rule 13d-3 promulgated under the Exchange Act, as used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. For purposes of calculating the ownership percentage of any person named above, any securities that any person other than such person has the right to acquire within 60 days of such date are not deemed to be outstanding.

CUSIP NO. 457153 10 4                   13G                        Page 26 of 33


         (3) Includes options exercisable for 56,410 shares of Common Stock held by Martha R. Ingram. Also includes the shares held by Charitable Remainder, with respect to which Martha R. Ingram acts as trustee. Also includes the shares held by QTIP Trust and Foundation, with respect to which Martha R. Ingram acts as a trustee and shares voting and dispositive power.

         (4) Excludes 131,000 shares of Common Stock held by Ingram Industries Inc. (the "Ingram Industries"). Each of Martha R. Ingram, Orrin H. Ingram, II and John R. Ingram are principal stockholders of Ingram Industries, and may be deemed to be beneficial owners of the shares held by Ingram Industries.

         (5) Includes options exercisable for 44,270 shares of Common Stock held by Orrin H. Ingram, II. Also includes the shares held by QTIP Trust, Foundation and Charitable Lead, with respect to which Orrin H. Ingram, II acts as a trustee and shares voting and dispositive power.

         (6) Includes options exercisable for 58,679 shares of Common Stock held by John R. Ingram. Also includes the shares held by QTIP Trust, Foundation, Charitable Lead, JRI '01 Trust and JRI '02 Trust, with respect to which John R. Ingram acts as a trustee and shares voting and dispositive power.

         (7) Includes the shares held by OHI '75 Trust and JRI '75 Trust, with respect to which SunTrust, Atlanta acts as a trustee and has sole voting and dispositive power, and the shares held by OHI '92 Trust, OHI '82 Trust, JRI '92 Trust and JRI '82 Trust, with respect to which SunTrust, Atlanta acts as a trustee and shares voting and dispositive power. Also includes shares held in accounts for OHI Family '97 Trust and JRI Family Trust.

                  All shares described below are not subject to the Agreement:

                  Excludes 1,388,728 shares of Common Stock held in accounts for customers of SunTrust Banks, Inc. and its affiliates including SunTrust, Atlanta. SunTrust Banks, Inc. and its affiliates have sole voting and dispositive power with respect to 251,919 of these shares, and shared voting

CUSIP NO. 457153 10 4                   13G                        Page 27 of 33


                  and dispositive power with respect to 732,037 of these shares. SunTrust Banks, Inc. and its affiliates held the other 404,772 shares in nondiscretionary accounts. SunTrust Banks, Inc. and each of its affiliates disclaim any beneficial interest in all shares of Common Stock it held.

         Item 5.  Ownership of Five Percent or Less of a Class.

                  N/A

         Item 6.  Ownership of More than Five Percent on Behalf of Another
                  Person.

                  N/A

         Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  N/A

         Item 8.  Identification and Classification of Members of the Group.

                  See Exhibit 1

         Item 9.  Notice of Dissolution of Group.

                  N/A

         Item 10. Certifications.

                  N/A

CUSIP NO. 457153 10 4                   13G                        Page 28 of 33




                                   SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: February 17, 2004

                                       LILY YAN AREVALO


                                       For each of:

                                       Martha R. Ingram

                                       Orrin H. Ingram, II

                                       John R. Ingram

                                       Martha R. Ingram, Orrin H. Ingram, II
                                       and John R. Ingram as co-trustees for
                                       the QTIP MARITAL TRUST CREATED UNDER THE
                                       E. BRONSON INGRAM REVOCABLE TRUST
                                       AGREEMENT DATED JANUARY 4, 1995

                                       Martha R. Ingram as trustee for the E.
                                       BRONSON INGRAM 1995 CHARITABLE REMAINDER
                                       5% UNITRUST

                                       Orrin H. Ingram and John R. Ingram as
                                       co-trustees for the MARTHA AND BRONSON
                                       INGRAM FOUNDATION

                                       Orrin H. Ingram and John R. Ingram as
                                       co-trustees for the E. BRONSON INGRAM
                                       1994 CHARITABLE LEAD ANNUITY TRUST

                                       SunTrust Bank, Atlanta as trustee for
                                       the TRUST FOR ORRIN HENRY INGRAM, II,
                                       UNDER AGREEMENT WITH HORTENSE B. INGRAM
                                       DATED DECEMBER 22, 1975

                                       SunTrust Bank, Atlanta as co-trustee for THE ORRIN H. INGRAM IRREVOCABLE TRUST DATED JULY 9, 1992

CUSIP NO. 457153 10 4                   13G                        Page 29 of 33

                                       SunTrust Bank, Atlanta as co-trustee for the TRUST FOR THE BENEFIT OF ORRIN H. INGRAM ESTABLISHED BY MARTHA R. RIVERS UNDER AGREEMENT OF TRUST ORIGINALLY DATED APRIL 30, 1982, AS AMENDED

                                       William S. Jones as trustee for the
                                       ORRIN AND SARA INGRAM FAMILY 1997
                                       GENERATION SKIPPING TRUST

                                       SunTrust Bank, Atlanta as trustee for
                                       the TRUST FOR JOHN RIVERS INGRAM, UNDER
                                       AGREEMENT WITH HORTENSE B. INGRAM DATED
                                       DECEMBER 22, 1975

                                       SunTrust Bank, Atlanta as co-trustee for THE JOHN R. INGRAM IRREVOCABLE TRUST DATED JULY 9, 1992

                                       SunTrust Bank, Atlanta as co-trustee for the TRUST FOR THE BENEFIT OF JOHN R. INGRAM ESTABLISHED BY MARTHA R. RIVERS UNDER AGREEMENT OF TRUST ORIGINALLY DATED APRIL 30, 1982, AS AMENDED

                                       William S. Jones as trustee for THE JOHN
                                       AND STEPHANIE INGRAM FAMILY 1996
                                       GENERATION SKIPPING TRUST

                                       John R. Ingram as trustee for THE JOHN
                                       RIVERS INGRAM ANNUITY TRUST 2002

                                       John R. Ingram as trustee for THE JOHN
                                       RIVERS INGRAM ANNUITY TRUST 2003

                                       SUNTRUST BANK, ATLANTA


                                       /s/ Lily Yan Arevalo
                                       -----------------------------------------
                                       Name: Lily Yan Arevalo
                                       Title: Attorney-in-Fact

CUSIP NO. 457153 10 4                   13G                        Page 30 of 33


                                 Exhibit Index

  Exhibit                                                                  Page
  -------                                                                  ----
    1.          Names of Reporting Persons                                  31
    2.          Power of Attorney for The John Rivers Ingram Annuity        32
                Trust 2003
    3.          Power of Attorney for all other filers
                (incorporated by reference to Exhibit 2 to Schedule 13G Amendment Nos. 1, 3, 5 and 6 filed on
                February 17, 1998, February 14, 2000, February 13,
                2002 and February 14, 2003)